Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	State of Incorporation

Peet’s Operating Company, Inc.	Virginia

Peet’s Trademark Company	Washington

The West Bertona Group, Inc.	Washington

Marty Acquisition Sub, Inc.	Delaware